Exhibit 99.1

Keating Capital Portfolio Company, Tremor Video, Completes IPO

Online Video Technology Company Raises $75 Million and Lists on NYSE

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--June 27, 2013--Keating Capital, Inc. (Nasdaq: KIPO) (www.KeatingCapital.com), a pre-IPO investor and business development company, announced that Tremor Video, Inc., a portfolio company, completed the pricing of its initial public offering of 7,500,000 shares of common stock at a price to the public of $10.00 per share on June 26, 2013. The shares began trading on the New York Stock Exchange under the ticker symbol "TRMR" on June 27, 2013.

Credit Suisse and Jefferies acted as joint book-running managers for the offering, which raised $75 million in gross proceeds. Canaccord Genuity and Oppenheimer & Co acted as co-managers for the offering.

Founded in 2005 and headquartered in New York, Tremor Video is an online video technology and advertising company that provides video advertising solutions to major brand advertisers and publishers of Web videos.

Keating Capital purchased shares of Tremor Video’s Series F convertible preferred stock for a total investment of $4 million on September 6, 2011. Based on the special Series F conversion rights upon an IPO, Keating Capital received approximately 599,998 shares of common stock upon conversion, with each share of common stock having a cost basis of $6.67. Based on the $10.00 IPO price, Keating Capital’s investment in Tremor Video common stock would have a value of approximately $6.0 million, representing 1.5x its investment cost. As of March 31, 2013, Keating Capital’s investment in Tremor Video had a fair value of $3,860,000.

The shares of Tremor Video’s common stock are not eligible for resale until after a customary 180-day post-IPO lockup period. Accordingly, Keating Capital’s ability to realize the $6.0 million value of its investment, based on the IPO price, will depend on the actual trading price of Tremor Video’s common stock when Keating Capital disposes of its shares following the lockup period.

Tremor Video is the fourth Keating Capital portfolio company (out of a total of 20 portfolio company investments) that has successfully completed an IPO since Keating Capital’s first portfolio company investment in January 2010. Keating Capital has also exited one other portfolio company as part of a sale of a controlling stake to a private equity firm.

About Keating Capital, Inc.

Keating Capital is a business development company that specializes in making pre-IPO investments in innovative, emerging growth companies that are committed to and capable of becoming public. We provide investors with the ability to participate in a unique fund that allows our stockholders to share in the potential value accretion that we believe typically occurs once a company transforms from private to public status. Keating Capital’s shares are listed on Nasdaq under the ticker symbol “KIPO.”

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Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Keating Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Keating Capital, Inc.
Investor Relations:
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com